Computershare
600, 530-8th Avenue S.W., Calgary, AB T2P 3S8 Tel.: (403) 267-6800 Fax: (403) 267-6529

October 10, 2003

Alberta Securities Commission
British Columbia Securities Commission
Ontario Securities Commission
TSX Venture Exchange

Dear Sirs:

Subject: Triband Enterprise Corp.

We advise the following with respect to the upcoming Meeting of Shareholders for the subject Corporation:

1.	Meeting Type	:	Extraordinary (Non-Routine) Meeting
2.	Security Description of Voting Issue	:	Common
3.	CUSIP Number	:	896 013 109
4.	Record Date	:	November 7, 2003
5.	Meeting Date	:	December 8, 2003
6.	Meeting Location	:	Calgary, Alberta

Yours truly,

COMPUTERSHARE TRUST COMPANY OF CANADA

"signed by"
Del Newsham
Meeting Specialist
Stock Transfer Department
Direct Dial No: 1-866-331-6361
Email: del.newsham@computershare.com

cc: Triband Enterprise Corp.
Attention: Kathleen Martin